EXHIBIT 99.(a)(2)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should immediately consult your stockbroker, financial adviser, lawyer, accountant or other independent professional adviser who may be in a position to assist you.

This US Supplemental Memorandum has been provided to holders of Existing ADSs in ScottishPower to provide them with additional information that is relevant to them. You should read each of the documents provided to you. In particular, this US Supplemental Memorandum should be read in conjunction with the Circular.

If you have sold or transferred, or sell or transfer your entire holding of Existing ADSs in ScottishPower prior to May 12, 2006, please send this US Supplemental Memorandum and any associated materials, as soon as possible, to the purchaser or transferee of those ADSs or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such an act would constitute a violation of the relevant laws of such jurisdiction.

Applications will be made to the Financial Services Authority and the London Stock Exchange, respectively, for the New Ordinary Shares and the B Shares resulting from the proposed Return of Cash described herein to be admitted to the Official List of the Financial Services Authority and to trading on the main market for listed securities of the London Stock Exchange in place of the Existing Ordinary Shares. It is expected that dealings in the Existing Ordinary Shares will continue until 4:30 pm (London time) on May 12, 2006 and that Admission of the New Ordinary Shares and the B Shares will become effective and dealings in them will commence on the London Stock Exchange at 8 am (London time) on May 15, 2006. It is expected that dealings in the Existing ADSs will continue until 4 pm (New York City time) on May 12, 2006 and dealings in New ADSs will commence at 9:30 am (New York City time) on May 15, 2006 on a “when-issued” basis. The B Shares will not be listed on The New York Stock Exchange or be eligible for trading thereon.

(registered in Scotland under the Companies Act 1985 under number SC193794)

US Supplemental Memorandum

Proposed Return of Cash to Shareholders and

Capital Reorganization

This document should be read as a whole. Your attention is drawn to the letter, which is set out on pages 4 to 7 of this document, from the Chairman of ScottishPower.

You should note that the Return of Cash is conditional upon, among other things, (i) the approval by the Shareholders of the resolution to be proposed at the Extraordinary General Meeting and (ii) Admission.

Neither the B Shares nor the New Ordinary Shares have been or will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or the state securities laws of the United States and none of them may be offered or sold in the United States unless pursuant to a transaction that has been registered under the Securities Act and the relevant state securities laws or that is not subject to the registration requirements of the Securities Act or such state securities laws, either due to an exemption therefrom or otherwise.

None of the B Shares, the New Ordinary Shares, the New ADSs or this document has been approved, disapproved or otherwise recommended by any US federal or state securities commission or any non-US securities commission or regulatory authority nor have such authorities confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense in the United States.

UBS Limited is acting exclusively for ScottishPower and no one else in connection with the Return of Cash and will not be responsible to any person other than ScottishPower for providing the protections afforded to clients of UBS Limited or for providing advice in relation to the Return of Cash or the matters contemplated by this document. UBS Securities LLC, the registered US broker-dealer affiliate of UBS Limited, is also participating in the Initial Repurchase Offer in the United States.

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Morgan Stanley & Co. Limited is acting exclusively for ScottishPower and no one else in connection with the Return of Cash and will not be responsible to any person other than ScottishPower for providing the protections afforded to clients of Morgan Stanley & Co. Limited or for providing advice in relation to the Return of Cash or the matters contemplated by this document. Morgan Stanley & Co. Incorporated, the registered US broker-dealer affiliate of Morgan Stanley & Co. Limited, is also participating in the Initial Repurchase Offer in the United States.

In accordance with normal UK practice and pursuant to exemptive relief granted by the Staff of the Division of Market Regulation of the SEC from Rule 14e-5 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), ScottishPower and its nominees or brokers, UBS, Morgan Stanley and their respective affiliates, including their respective market-making entities, UBS AG, London Branch and Morgan Stanley Securities Limited, may make certain purchases of, or arrangements to purchase, B Shares outside the United States during the period in which the Initial Repurchase Offer remains open for acceptance. In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable UK rules, the FSA Listing Rules and the rules of the London Stock Exchange. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom. Information regarding such activities that is required to be made public in the United Kingdom will also be made available to the US Information Agent.

This US Supplemental Memorandum contains certain statements that are neither reported financial results nor other historical information. These statements may be forward-looking statements, which are subject to assumptions, risks and uncertainties; actual future results may differ materially from those expressed in or implied by such statements. Many of these assumptions, risks and uncertainties relate to factors that are beyond ScottishPower’s ability to control or estimate precisely, such as delays in obtaining or adverse conditions contained in regulatory approvals, competition and industry restructuring, changes in economic conditions, currency fluctuations, changes in interest and tax rates, changes in energy market prices, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, the failure to retain key management, the availability of new acquisition opportunities or the key timing and success of future acquisition opportunities. Other factors that could cause actual results to differ materially from those described in this document include any changes to the UK Government’s energy policy that could affect the context in which the Group has established its UK business strategy; changes in regulatory requirements and/or modification of the Group’s current licenses that could negatively affect the Group’s business, results of operations or financial condition; the volatility of commodity costs that may have an adverse effect on the results of operations; lower than expected performance of the assets and business processes of the Group, which could impact the Group’s business, results of operations or financial condition; termination or revocation of licenses held by the Group; measures that could be imposed under competition law by the European Commission, the UK Gas and Electricity Markets Authority or the Office of Fair Trading that could negatively affect the Group’s business, results of operations or financial condition; recently enacted energy legislation in the US that could have unpredictable effects on the nature and extent of regulations to which the Group is subject and on its business, results of operations or financial condition; breaches of environmental or health and safety laws that could expose the Group to claims for financial compensation and adverse regulatory consequences and could damage the Group’s reputation; financial risks faced by the Group relating to wholesale energy prices, credit/counter-party risk, liquidity risk and long term supply risk; increases or reductions in future retail demand for electricity as a result of economic growth or downturns, among other factors, including abnormal weather, that may impact retail revenues, cash flows and investment levels; restrictions in borrowing and debt arrangements, changes to credit ratings and effective tax rates; the Group’s pension plan funding obligations, which are significant and are affected by factors beyond the Group’s direct control; acts of terrorism; disposed businesses, which may expose the Group to costs that could have an adverse effect on its results of operations, cash flow and financial condition; and litigation risks. For a more detailed description of these assumptions, risks and uncertainties, together with any other risk factors, please see ScottishPower’s filings with the SEC. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. ScottishPower does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document.

In the United States, ScottishPower will file a Tender Offer Statement containing the Circular, this US Supplemental Memorandum, the Prospectus, the Election Forms for Shareholders and ADS Holders, respectively, and other related documentation with the SEC on Schedule TO. Free copies of the Schedule TO and the other related documents to be filed by ScottishPower in connection with the B Share Alternatives will be available from the date the Circular and this US Supplemental Memorandum are mailed to ADS Holders on the SEC’s website at http://www.sec.gov.

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PART 1

Letter from the Chairman of ScottishPower

(Registered in Scotland No. 193794)

1 Atlantic Quay

Glasgow

G2 8SP

www.scottishpower.com

Registered Office:

1 Atlantic Quay,

Glasgow

G2 8SP

March 31, 2006

Dear ScottishPower ADS Holder,

PROPOSED RETURN OF CASH TO HOLDERS OF EXISTING AMERICAN DEPOSITARY SHARES (“ADSs”)

ScottishPower announced on March 21, 2006 that it had completed the sale of the Company’s US regulated business, PacifiCorp, to MidAmerican for cash proceeds of $5.1 billion and its intention to return £2.25 billion of the net proceeds from the sale of PacifiCorp to Shareholders. We have prepared this US Supplemental Memorandum to assist you in understanding the impact of the Return of Cash upon your holdings in ScottishPower and to give you information relevant to your participation. The Return of Cash is described in the separate Circular also enclosed.

Importantly, the Return of Cash requires Shareholder approval, so the Circular and this US Supplemental Memorandum have also been prepared for the purpose of providing information to you in order to vote at the Extraordinary General Meeting (the “EGM”), scheduled for May 4, 2006.

The Return of Cash is the mechanism by which ScottishPower intends to return £2.25 billion to Shareholders and ADS Holders representing approximately 120 pence per Existing Ordinary Share, which equates to £4.80 per Existing ADS, because each Existing ADS evidences four Existing Ordinary Shares. (The actual value returned per Existing Ordinary Share may vary as a result of the treatment of fractions.) The Return of Cash is composed of the “Capital Reorganization” (which comprises the “Reclassification” and the “Share Capital Consolidation”) and the “B Share Alternatives.”

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1.    The Reclassification

We have chosen to return cash to Shareholders and ADS Holders by way of a reclassification of one in every three Existing Ordinary Shares per holding into a “B Share” rather than by a special dividend. The B Shares are a special class of securities which confer three alternatives on holders regarding the way in which they can elect to receive an entitlement to £3.60 per B Share. The three alternatives are referred to in this document as the “B Share Alternatives” and are described in more detail in paragraph 2 below. This approach is of assistance to UK residents in the management of their tax affairs, but does not offer such assistance to US taxpayers, regardless of the alternative they elect.

Securities held by the Company’s ADS Holders will receive the following treatment pursuant to the Reclassification:

•	One in every three Existing Ordinary Shares represented by Existing ADSs that they own will be reclassified into a B Share. As each Existing ADS represents four Existing Ordinary Shares, the effective result of the Reclassification will be that each Existing ADS will instead represent an entitlement to two and two-thirds Existing Ordinary Shares and one and one-third B Shares.

Any fractional interests in B Shares remaining after combining each ADS Holder’s total B Share interests will be aggregated, and the Depositary will, on behalf of ADS Holders, elect to receive the Single B Share dividend in respect of the B Shares so aggregated. This Dividend will be distributed in cash to the ADS Holders so entitled in due proportion to their fractional interests in the aggregated B Shares along with any cash that such holder is entitled to receive with respect to whole B Shares for which such holder has elected to receive cash pursuant to Alternative 1 or Alternative 2 (as described below).

The cash value of each B Share will be £3.60 and the Reclassification will be treated as a taxable distribution for US federal tax purposes in 2006 (which would have the same effect as if we paid a cash dividend of an equivalent amount directly to you).

2.    The B Share Alternatives

Once one in every three of your Existing Ordinary Shares (as represented by Existing ADSs) has been reclassified into a B Share, you will be able to choose how to receive cash from the B Share Alternatives as follows:

•	Alternative 1: receive a Single B Share Dividend of £3.60 per B Share, after which your B Shares will be converted to Deferred Shares of negligible value; or

•	Alternative 2: have your B Shares purchased for cash, at a price of £3.60 per B Share; or

•	Alternative 3: retain your B Shares – we expect to offer you an opportunity to have them purchased on or around May 29 in each of the years from 2007 to 2011 inclusive at a price of £3.60 per B Share. For each year that you retain your B Shares, you will receive the B Share Continuing Dividend of 75 percent of 12 month LIBOR payable in arrears on £3.60 per B Share.

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These choices result in different tax treatments to UK taxpayers under UK tax rules. For US taxpayers, your election under the B Share Alternatives is likely to have only a limited effect, if any, on your US federal income tax liability with respect to the Reclassification. Please review “Part 7 – Certain US federal income tax considerations” of this US Supplemental Memorandum for further information. Alternative 1 is the most cost effective route for the Company.

Please note that Alternative 3 has certain risks associated with it, including US tax consequences, lack of liquidity, a relatively low rate of return and foreign currency exchange rate risks. We are of the view that the delivery to you of B Shares, by means of a stock withdrawal, pursuant to your valid election of Alternative 3 should not result in the payment of any UK stamp duty. However, in the event that UK stamp duty is payable, you will bear the cost of such duty, and Lloyds TSB Registrars will advise you of the amount payable by you. You are strongly encouraged to review Question 14 under “Part 5 – Frequently asked questions” for a discussion of these risks and “Part 7 – Certain US federal income tax considerations” of this US Supplemental Memorandum for further information. In addition, you are encouraged to seek your own professional financial and/or tax advice prior to making an election under the B Share Alternatives.

If you choose Alternative 1 or Alternative 2 and you hold Existing ADSs, you will receive payments in US dollars. If you choose Alternative 3, your B Share Continuing Dividend payment and other future repurchase payments will be in pounds sterling only.

If you do not send back your ADS Holder Election Form with respect to one of these alternatives (i.e., you take no action), you will be deemed to have elected Alternative 1, the Single B Share Dividend, in respect of all your B Shares and you will simply be paid a dividend of £3.60 per B Share converted into US dollars, which equates to £4.80 per Existing ADS, and your interest in B Shares will be converted to an interest in Deferred Shares, which will have negligible value. However, if you hold certificated Existing ADSs, you must return your ADSs and a duly completed ADS Holder Election Form to receive your £3.60 per B Share and to receive your New ADSs following the Share Capital Consolidation as described below.

Registered ADS Holders should complete the Substitute Form W-9 on the ADS Holder Election Form or otherwise provide the Depositary with your Taxpayer Identification Number and/or an appropriate Tax Form to ensure exemption from backup tax withholding by the Depositary. Please refer to “Part 7 – Certain US federal income tax considerations” for a discussion of the US backup withholding rules.

3.    Share Capital Consolidation

Following the creation of the B Shares, ScottishPower intends to engage in what you might refer to in the United States as a “reverse stock split.” In this document and other accompanying materials, this reverse stock split is referred to as the “Share Capital Consolidation.”

If the Company simply returned cash of £2.25 billion to Shareholders without engaging in the Share Capital Consolidation, then the value of each Existing Ordinary Share and Existing ADS would probably fall to reflect the cash returned to Shareholders. The Share Capital Consolidation is being done to maintain the trading value of the Ordinary Shares and ADSs on a per share basis (subject to market movements) following the Return of Cash.

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The Share Capital Consolidation will be carried out by subdividing and consolidating each Existing Ordinary Share and Existing ADS remaining after the Reclassification, which will result in New Ordinary Shares and New ADSs being created. Shareholders will receive approximately 1.1905 New Ordinary Shares for every Existing Ordinary Share remaining after the Reclassification. ADS Holders will receive approximately 50 New ADSs in exchange for every 63 Existing ADSs owned as of 5 pm (New York City time) on May 12, 2006.

The Share Capital Consolidation will apply in equal proportion to all Shareholders and ADS Holders with the result that, while you will own fewer New ADSs than the number of Existing ADSs you owned immediately prior to the Capital Reorganization, you will still own the same proportion of the Company as you did before, subject to fractional entitlements. In addition, the New Ordinary Shares and New ADSs will carry substantially the same voting rights, dividend rights and other rights as the Existing Ordinary Shares and Existing ADSs did immediately prior to the Capital Reorganization.

If you hold approximately 1.2599 or less Existing ADSs prior to the Capital Reorganization, after the Share Capital Consolidation, you will only receive a fractional entitlement to New ADSs, which will be sold by the Depositary or your Agent Institution on your behalf, and the net sale proceeds will be paid to you. The result will be that you will no longer hold any ScottishPower ADSs following the Return of Cash.

4.    Further information

Important upcoming dates in respect of the Return of Cash include:

• May 4, 2006	EGM

• May 17, 2006	Latest date for registered ADS Holders to make an election under the B Share Alternatives (or to withdraw their election)

• week of May 22, 2006	New ADSs made available to registered ADS Holders

• after June 12, 2006	Dispatch of checks for ADS Holders

ADS Holders should refer to the “Expected timetable for ADS Holders” on page 8 of this document for more details on important dates.

We have established a helpline for ADS Holders at 1-866-214-7591 (toll free if telephoning in the United States) or from outside the United States at +1-201-680-6630 (collect), which may be contacted between 9 am and 7 pm (New York City time), Monday through Friday, if you need further assistance or additional explanations.

Lastly, I would like to reiterate the message I included in the Circular, that your Board is of the opinion that the Return of Cash and the resolution to be proposed at the EGM are in the best interests of the Company and Shareholders as a whole and I urge you to read the enclosed documents carefully.

Yours sincerely

Charles Miller Smith

Chairman

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PART 2

Expected timetable for ADS Holders

This timetable only applies to ADS Holders. All times stated in this timetable refer to New York City time.

Event[1]	2006

EGM record date for ADS Holders	Tuesday, March 28

Election Period for ADS Holders	Tuesday, April 4 through Wednesday, May 17

ADS Voting Instruction Cards return time and date	3 pm on Monday, May 1

EGM[2]	10:30 am on Thursday, May 4

Last date for trading in Existing ADSs3 4	4 pm on Friday, May 12

Depositary suspends all issuances and cancellations of ADSs	4 pm on Friday, May 12

ADS Holder Record Date for Capital Reorganization	5 pm on Friday, May 12

New ADSs listed on the New York Stock Exchange and begin trading on a “when-issued” basis	9:30 am on Monday, May 15

Latest time and date for receipt by DTC of election instructions and/or withdrawal notices from holders of ADSs in book-entry form through a bank, broker or other nominee[3]	5 pm on Tuesday, May 16

Latest time and date for receipt of ADS Holder Election Forms and/or withdrawal notices from registered ADS Holders[3]	12 noon on Wednesday, May 17

Depositary lifts suspension on issuances and cancellations of ADSs	9:30 am on Monday, May 22

New ADSs begin trading on the NYSE on a “regular-way” basis	9:30 am on Monday, May 22

Single B Share Dividend declared and B Shares in respect of which the Single B Share Dividend is elected are converted into Deferred Shares	Monday, May 22

UBS and Morgan Stanley accept B Shares for purchase, each acting as agent for ScottishPower, under the Initial Repurchase Offer by means of an announcement	Monday, May 22

Depositary makes New ADSs available to registered ADS Holders	week of May 22

Depositary makes book-entry credits of New ADSs to: - Agent Institutions for holders of book-entry ADSs in DTC - ADS Holders in the Global Invest Direct plan	week of May 22

Depositary receives funds for the Single B Share Dividend, the Initial Repurchase Offer	Monday, June 5

B Share certificates mailed to ADS Holders who validly elected Alternative 3	Monday, June 5

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Event[1]	2006

Depositary mails checks of Single B Share Dividends, Initial Repurchase Offer payments and fractional sale proceeds to certificated ADS Holders who have surrendered ADR certificates and all Direct Registration System and Global Invest Direct participants after June 12

Depositary makes book-entry credits of Single B Share Dividends, Initial Repurchase Offer payments and fractional sale proceeds to Agent Institutions for holders of book-entry ADSs in DTC	after June 12

1	All events in the timetable following Admission are conditional upon Admission. If any of the times or dates should change, ADS Holders will be notified by a public announcement in the United States.

2	The EGM will start at 10:30 am (London time).

3	If you hold your ADSs through another entity or institution, including through a clearing system such as DTC, please refer to the procedures of that entity for the latest time and date for that entity or institution to receive your instructions regarding your B Share Alternative election and/or withdrawal notice.

4	ADSs purchased after 5 pm on Friday, May 12, 2006 will not carry any entitlement to the Return of Cash.

5.	If certificated ADS Holders do not return their ADR certificates and a completed ADS Holder Election Form to the Depositary by 12 noon (New York City time) on May 17, 2006, such holders will be deemed to have elected Alternative 1 in respect of all their B Shares and will not receive (i) payment in respect of their B Shares and fractional Share entitlements or (ii) New ADSs following the Share Capital Consolidation, until they have returned their ADR certificates to the Depositary.

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PART 3

Participation in the Return of Cash

We urge you to read carefully all documents provided to you. If you are in any doubt as to the action you should take, please obtain independent advice.

In connection with the Return of Cash, ADS Holders are asked to take the following actions:

Voting at the EGM

Please complete the enclosed ADS Voting Instruction Card and return it to the Depositary in the envelope provided for receipt by 3 pm (New York City time) on May 1, 2006. If you are unable to return the ADS Voting Instruction Card in a timely manner to the Depositary, you may still attend the EGM in person. If you hold your Existing ADSs indirectly, in order to vote at the EGM, you must follow the instructions of your Agent Institution. Registered ADS holders may vote a proxy electronically by visiting JPMorgan Chase Bank’s website http://www.proxyvoting.com/spi. Registered ADS holders may also vote a proxy by touch-tone telephone by calling toll free on 1-866-540-5760. A unique control number is shown on the enclosed Voting Instruction Card to allow access to these electronic facilities. Registered ADS Holders should refer to the enclosed Voting Instruction Card for further information on appointing a proxy.

B Share Alternatives

If you do not make an election with respect to one of these alternatives (i.e., you take no action) or fail to make a valid election, you will be deemed to have elected Alternative 1, the Single B Share Dividend, in respect of all of the B Shares in which you have an interest and you will simply be paid a dividend of £3.60 per B Share converted into US dollars, which equates to approximately £4.80 with respect to each Existing ADS. You should complete the Substitute Form W-9 on the ADS Holder Election Form or otherwise provide the Depositary with your Taxpayer Identification Number and/or an appropriate Tax Form to ensure exemption from backup tax withholding by the Depositary. Please refer to “Part 7 – Certain federal income tax considerations” for a discussion of the US backup withholding rules. The ADS Holder Election Form contains a Substitute Form W-9. In addition, Tax Forms may be obtained from the US Information Agent upon request.

Please follow the instructions set out in “Part 6 – Supplemental information for ADS Holders” of this document. In order to make an election, the Depositary must receive your completed election by 12 noon (New York City time) on May 17, 2006.

Share Capital Consolidation

If you are a holder of Existing ADSs in certificated form, please note that in order to make a valid and timely election you must return your ADR certificates to the Depositary by 12 noon (New York City time) on May 17, 2006. You will not receive your payment of £3.60 per B Share or receive your New ADSs until you have surrendered your ADR certificates to the Depositary.

For all other ADS Holders, your Existing ADSs will automatically be cancelled and New ADSs will automatically be issued or credited to you in exchange therefor so you need take no further action.

ADS HOLDER HELPLINE

ADS Holders call 1-866-214-7591 (toll free, if telephoning in the United States)

or from outside the United States at +1-201-680-6630 (collect)

Open Monday to Friday, 9 am to 7 pm (New York City time)

The US Information Agent cannot provide advice on the merits of the Return of Cash or give any financial or tax advice. You will be solely responsible for obtaining your own financial and taxation advice and you should consult an appropriate professional adviser.

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PART 4

Completing the ADS Holder Election Form

The ADS Holder Election Form may only be completed and returned to the Depositary by registered ADS Holders. If you hold your ADSs through another entity or institution, including through a clearing system such as DTC, please refer to the procedures of that entity to instruct your Agent Institution to make an election on your behalf.

The following instructions set out what you need to do to inform the Company of your choice for the Return of Cash.

If you plan to elect Alternative 1 for all your B Shares, it will not be necessary to return the ADS Holder Election Form, unless you hold ADR certificates, in which case you will be required to surrender your ADR certificates (although you should complete the Substitute Form W-9 on the ADS Holder Election Form or otherwise provide the Depositary with your Taxpayer Identification Number and/or an appropriate Tax Form to avoid backup tax withholding by the Depositary).

If you do NOT validly complete or return the ADS Holder Election Form, you will be deemed to have elected the Single B Share Dividend for all B Shares created with respect to the Ordinary Shares represented by the ADSs registered in your name on the B Share Record Date. If you hold your ADSs in uncertificated form the Single B Share Dividend will be paid automatically. As noted above, if you hold your ADSs in certificated form, you must surrender your ADR certificates to be paid your Single B Share Dividend.

When mailing ADR certificates, we suggest that you send them by certified or registered mail with return receipt requested and insure the certificates for their appropriate value. Please send your certificates unendorsed in the enclosed BROWN envelope.

Name of ADS Holder

The ADS Holder Election Form shows the name of the registered ADS Holder(s) of the number of ADSs set forth thereon relating to B Shares for which an election can be made. When the ADS Holder Election Form is completed, the ADS Holder, or all joint ADS Holders, must sign the ADS Holder Election Form (in Box A).

To choose one alternative for all of your B Shares:

To choose Alternative 1: the Single B Share Dividend for all of your B Shares, no further action is necessary (other than to surrender your ADR certificates, if applicable), although you should return a properly completed Substitute Form W-9 in Box B (or Form W-8BEN, if appropriate) to ensure exemption from backup withholding; or you may write “ALL” in the box marked “Alternative 1.”

To choose Alternative 2: the Initial Repurchase Offer for all your B Shares, write “ALL” in the box marked “Alternative 2.”

To choose Alternative 3: the Future Repurchase Offer for all your B Shares, write “ALL” in the box marked “Alternative 3.”

To split your B Shares between more than one Alternative:

The box on the front of the ADS Holder Election Form shows your number of ADSs held as at the date shown. If you do not buy, sell or transfer any ADSs between the date shown and 5 pm (New

12    ScottishPower

York City time) on May 12, 2006, then the number of B Shares that you will hold at the Record Date, and may make an election for, will be your number of ADSs multiplied by four and then divided by three and rounded down to the nearest whole number. If you do buy, sell or transfer any ADSs between the date shown and 5 pm on May 12, 2006 you should take care to ensure that your election is in respect of the actual number of B Shares that will be registered in your name(s) at 5 pm on May 12, 2006.

If you enter a number of B Shares (rather than “ALL”) in the election boxes in Box C and the aggregate number of B Shares does not equal the number of B Shares held at 5 pm (New York City time) on May 12, 2006 in the name that corresponds with the name on your ADS Holder Election Form, then your election will be invalid and you will be deemed to have elected Alternative 1 for all your B Shares.

Please use the following B Share entitlement calculation: Enter the number of ADSs shown on the front of the ADS Holder Election Form (or the number registered in your name(s) at 5 pm on May 12, 2006, if different) in the first box below:

	x 4 =		÷ 3 =		rounded down to the nearest whole number	=
Existing ADSs		Existing Ordinary Shares represented		Your B Share entitlement (fractions default to cash dividend)			Use this number to allocate between the B Share Alternatives

In Box C, enter numbers in the appropriate boxes that add up to your total B Share entitlement, rounded down to the nearest whole number. Allocate your B Shares between Alternative 1: Single B Share Dividend, Alternative 2: the Initial Repurchase Offer and Alternative 3: the Future Repurchase Offers.

Additional instructions for completing the ADS Holder Election Form:

Box A:	Sign, date and include your daytime telephone number in Box A and after completing all other applicable sections return the ADS Holder Election Form in the enclosed BROWN envelope (together with your ADR certificates, if applicable). If you want your check for cash to be issued in another name, please call the ADS Holder Helpline at 1-866-214-7591 (toll free, if telephoning in the United States) or from outside the United States at +1-201-680-6630 (collect) for transfer instructions and forms.

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Box B:	Sign in Box B to certify your Taxpayer ID or Social Security Number if you are a US Taxpayer. If you do not return a properly completed Tax Form (that is, either a Form W-9 that indicates that you are exempt from backup withholding or a Form W-8BEN), you may not be eligible to elect Alternative 3. If the Taxpayer ID or Social Security Number is incorrect or blank, write the corrected number in Box B and sign to certify. Please note that JPMorgan Chase Bank, N.A. may withhold 28% of your proceeds as required by the IRS if the Taxpayer ID or Social Security Number is not certified on its records. If you are a non-US Taxpayer, please complete and return form W-8BEN.

Box C:	Follow the instructions above to choose one alternative for all your B Shares or to split your B Shares between more than one alternative. By choosing Alternative 1 or Alternative 2 you will be instructing the Depositary to elect your B Share Alternatives and to pay over the proceeds in the form of a US dollar check in accordance with the conditions of those Alternatives. Be advised unless you elect Alternative 3 (as defined below) in respect of some or all your B Share entitlement you will not receive a B Share certificate. To constitute a valid election in respect of Alternative 3, your ADS Holder Election Form must be accompanied by the delivery instructions (in Box E) for the B Share certificates. Certificates representing the B Shares for which you validly elect Alternative 3 will be sent to you by or on behalf of the Company on Monday, June 5, 2006.

Box D:	If you cannot produce some or all of your ScottishPower ADR certificates, you must obtain a lost instrument open penalty surety bond and file it with JPMorgan Chase Bank, N.A. To do so, complete Box D on the front side of the ADS Holder Election Form, including the lost securities premium and service fees calculations, and return the form as instructed. Please print clearly. The premium and fees will be deducted from your cash entitlement. Alternatively, you may obtain a lost instrument open penalty surety bond from an insurance company of your choice that is rated A+XV or better by A. M. Best & Company. In that instance, you would pay a surety premium directly to the surety bond provider you select in addition to the JPMorgan Chase Bank, N.A. service fee. Please call the ADS Holder Helpline at the number provided below for further instructions on obtaining your own bond.

Box E:	Complete Box E ONLY if you are electing Alternative 3 for any of your B Shares to be created with respect to the Ordinary Shares represented by your ADSS.

Once completed and signed, return the ADS Holder Election Form in the BROWN envelope provided (together with your ADR certificates, if applicable, and if electing Alternative 3 for any of your B Shares, your B Share delivery instructions in Box E.

When mailing ADR certificates, we suggest that you send them by certified or registered mail with return receipt requested and insure the certificates for their appropriate value. Please send your certificates unendorsed in the enclosed BROWN envelope.

If you do not use the enclosed envelope, please forward your ADS Holder election materials to JPMorgan Chase Bank, N.A. at one of the following addresses:

By Mail:	By Overnight Courier:	By Hand:
JPMorgan Chase Bank, N.A. Attn: Reorganization Dept. P.O. Box 3400 South Hackensack, NJ 07606	JPMorgan Chase Bank, N.A. Attn: Reorganization Dept. 480 Washington Boulevard Mail Drop-Reorg Jersey City, NJ 07310	JPMorgan Chase Bank, N.A. Attn: Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271

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If you need assistance in completing the ADS Holder Election Form or have any queries relating to it you should telephone the ADS Holder Helpline at 1-866-214-7591 (toll free, if telephoning in the United States) or from outside the US at +1-201-680-6630 (collect). The ADS Holder Helpline is open Monday to Friday, 9 am to 7 pm (New York City time). Please note that the ADS Holder Helpline will not provide advice on the merits of the Return of Cash or give any financial or tax advice.

The Depositary will determine all questions as to the form and validity (including time of receipt) of any ADS Holder Election Form, in its discretion, and such determination shall be final and binding. The Depositary also reserves the absolute right to waive any defect or irregularity in the ADS Holder Election Form completed by any ADS Holder, and such determination will be binding on such ADS Holder. None of ScottishPower, UBS, Morgan Stanley, the Depositary, the US Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any ADS Holder Election Form or incur any liability for failure to give any such notification.

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PART 5

Frequently asked questions

These questions and answers have been prepared for the benefit of ADS Holders and they set out some commonly asked questions and provide brief responses. You are advised to read carefully the remainder of this document and the Circular. If you are a registered ADS Holder, you should also read the ADS Holder Election Form accompanying this US Supplemental Memorandum and the ADS Voting Instruction Card.

After reading and considering the documents provided to you in connection with the Return of Cash, should you have any remaining questions or if you have not received any of the documents, please contact the US Information Agent at 1-866-214-7591 (toll free if telephoning in the United States) or from outside the United States at +1-201-680-6630 (collect) between 9 am and 7 pm (New York City time), Monday through Friday.

1.    What is being proposed?

ScottishPower is proposing a Return of Cash by which it will return £2.25 billion, which represents approximately 120 pence per Existing Ordinary Share in cash, to Shareholders of record as of 6 pm (London time) on May 12, 2006 and approximately £4.80 per Existing ADS (as each Existing ADS represents four Existing Ordinary Shares) to ADS Holders of record as of 5 pm (New York City time) on May 12, 2006, less any withholding taxes.1

The Return of Cash is composed of the Reclassification, the B Share Alternatives and the Share Capital Consolidation.

The Reclassification will result in one in every three Existing Ordinary Shares held by each Shareholder of record as at 6 pm (London time) on May 12, 2006 being reclassified as a B Share. Each B Share entitles its holder of record at 6 pm (London time) on May 19, 2006 to receive a payment equivalent to £3.60, which equates to £4.80 per Existing ADS.

Each eligible holder may elect the manner in which it receives its £3.60 per B Share from the following three B Share Alternatives:

•	Alternative 1: the Single B Share Dividend;

•	Alternative 2: the Initial Repurchase Offer; or

•	Alternative 3: retention of B Shares for the Future Repurchase Offers.

Each of these B Share Alternatives is described in greater detail in Question 4 below and in “Part 4 – Details of the Return of Cash” of the Circular.

The Share Capital Consolidation consists of a subdivision and consolidation of the Existing Ordinary Shares (i.e., a reverse stock split) into New Ordinary Shares, with a new par value, to replace the Existing Ordinary Shares. As a result of the Share Capital Consolidation, the Depositary will subdivide and consolidate the Existing ADSs on a similar basis and issue New ADSs to the former holders of Existing ADSs. The Share Capital Consolidation is described in greater detail in “Part 4 – Details of the Return of Cash” of the Circular.

[1]	The actual value returned per Existing Ordinary Share may vary as a result of the treatment of fractions.

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2.    Are there any conditions to the Return of Cash occurring?

Yes, there are two conditions, which are as follows:

•	approval by Shareholders at the EGM; and

•	admission of the B Shares and the New Ordinary Shares to the Official List and to trading on the LSE’s main market for listed securities no later than 8 am (London time) on May 15, 2006.

If these conditions are not satisfied by 8 am (London time) on May 15, 2006 (or such other time and/or date as the Directors may determine, subject to compliance with the Exchange Act), no New Ordinary Shares or B Shares will be created and the Return of Cash, including the Initial Repurchase Offer, will not take effect.

3.    Why are we returning this cash?

ScottishPower announced on March 21, 2006 that it had completed the sale of the Company’s US regulated business, PacifiCorp, to MidAmerican for cash proceeds of $5.1 billion and its intention to return £2.25 billion of the net proceeds from the sale of PacifiCorp to Shareholders. £2.25 billion represents approximately 120 pence per Existing Ordinary Share, which equates to £4.80 per Existing ADS, because each Existing ADS evidences four Existing Ordinary Shares.1

4.    Are there different ways that I can receive my share of the cash?

We are giving Shareholders the opportunity to elect from three alternative ways to receive cash for their B Shares.

If you would like to choose Alternative 1 for all of your B Shares, you do not need to take any action (i.e., you do not need to return the ADS Holder Election Form), unless you hold ADR certificates, in which case you will be required to surrender your ADR certificates, although you should return a properly completed Tax Form (that is, either a Substitute Form W-9 that indicates that you are exempt from backup withholding or a Form W-8BEN, if appropriate) to ensure exemption from US backup withholding tax.

If you do not make a valid election, you will be deemed to have elected Alternative 1 in respect of all of your B Shares, and if you fail to return a properly completed Tax Form (Substitute Form W-9 or Form W-8BEN, if appropriate), payments made to you may be subject to US backup withholding tax. Please refer to “Part 6 – Certain US Federal income tax considerations” for a discussion of US backup withholding rules. If you hold your ADSs in uncertificated form the Single B Share Dividend will be paid automatically. If you hold your ADSs in certificated form, you must surrender your ADR certificates to be paid your Single B Share Dividend.

Your three alternatives are (and you may split your allocation of B Shares as you wish between the various alternatives):

Alternative 1: Single B Share Dividend

Under Alternative 1, you will receive a single dividend of £3.60 per B Share, which equates to £4.80 per Existing ADS.

[1]	The actual value returned per Existing Ordinary Share may vary as a result of the treatment of fractions.

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Following payment of the Single B Share Dividend under Alternative 1, the B Shares on which the Single B Share Dividend has been paid will be converted into Deferred Shares. Deferred Shares will not be listed, may not be transferred (other than with the written consent of the Directors), will not confer any rights to the B Share Continuing Dividend, will carry extremely limited rights and will have negligible value. No share certificates will be delivered in respect of the Deferred Shares and the Company may at any time (and from time to time) acquire any or all Deferred Shares then in issue for no consideration. Under Alternative 1, if you are an ADS Holder, you will be deemed to have instructed and authorized the Depositary to hold the Deferred Shares on your behalf.

An election of Alternative 1 is the most cost-effective alternative for the Company.

The following table (which is for illustrative purposes only) sets out entitlements, after giving effect to the Reclassification and the Share Capital Consolidation for ADS Holders with holdings of certain sizes who make (or are deemed to have made) an election for Alternative 1:

Number of ScottishPower ADSs owned on May 12, 2006	Number of B Shares(1)	Number of New ADSs you will hold(2)	Cash payment you will be sent after June 12, 2006(3)
100	133	79	£480
300	400	238	£1,440
500	666	396	£2,400
1,000	1,333	793	£4,800

(1)	B Shares will not be distributed, but will be held for the benefit of ADS Holders by the Depositary. In addition, you may also receive the dividend from any fraction of a B Share to which you would be entitled following the Reclassification.
(2)	In addition, you may also receive the proceeds of sale of any fraction of a New ADS to which you would be entitled following the Share Capital Consolidation.
(3)	US dollar equivalent (includes dividend from fractional B Shares, if any, but not proceeds from any sale of fractional ADSs).

OR

Alternative 2: Initial Repurchase Offer

Under Alternative 2, your B Shares will be purchased pursuant to the Initial Repurchase Offer, which is expected to be made by UBS and Morgan Stanley, each acting as agent for ScottishPower, on May 22, 2006. The consideration to be paid for the B Shares in the Initial Repurchase Offer will be £3.60 per B Share, which equates to £4.80 per Existing ADS, free of all dealing expenses and commissions.

In addition, the Initial Repurchase Offer has been structured to comply with Rule 13e-4 under the Exchange Act and, as a result, ScottishPower will file a Schedule TO with the SEC. You should ensure that you read the Schedule TO and each of the accompanying documents as they contain important information. Although you should have received a Schedule TO with this US Supplemental Memorandum, further free copies of the Schedule TO will be available on the SEC’s website at http://www.sec.gov and from the US Information Agent.

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The following table (which is for illustrative purposes only) sets out entitlements, after giving effect to the Reclassification and the Share Capital Consolidation for ADS Holders with holdings of certain sizes who make a valid election for Alternative 2:

Number of ScottishPower ADSs owned on May 12, 2006	Number of B Shares(1)	Number of New ADSs you will hold(2)	Cash payment you will be sent after June 12, 2006(3)
100	133	79	£480
300	400	238	£1,440
500	666	396	£2,400
1,000	1,333	793	£4,800

(1)	B Shares will not be distributed, but will be held for the benefit of ADS Holders by the Depositary. In addition, you may also receive the dividend from any fraction of a B Share to which you would be entitled following the Reclassification.
(2)	In addition, you may also receive the proceeds of sale of any fraction of a New ADS to which you would be entitled following the Share Capital Consolidation.
(3)	US dollar equivalent (includes dividend from fractional B Shares, if any, but not proceeds from any sale of fractional ADSs).

OR

Alternative 3: Future Repurchase Offers

Please note that Alternative 3 has certain risks associated with it, including US tax consequences, lack of liquidity, a relatively low rate of return and foreign currency exchange rate risks. You are strongly encouraged to review Question 14 under “Part 5 – Frequently asked questions” for a discussion of these risks and “Part 7 – Certain US federal income tax considerations” of this US Supplemental Memorandum for further information. In addition, you are encouraged to seek your own professional financial and/or tax advice prior to making an election under the B Share Alternatives.

Under Alternative 3, you will retain some or all of your B Shares. We expect that you will have the opportunity to have some or all of them purchased pursuant to the Future Repurchase Offers, which are expected to be made by UBS and Morgan Stanley, each acting as agent for ScottishPower, on or around May 29 in each year from 2007 to 2011 inclusive at £3.60 per B Share. Under the terms and conditions of the B Shares, pursuant to the Final Repurchase Offer, and in any event before May 29, 2011, ScottishPower has the right to acquire any outstanding B Shares compulsorily at £3.60 per B Share.

If you retain some or all of your B Shares pursuant to this alternative, you will receive a dividend at the rate of 75 percent of 12 month LIBOR payable annually in arrears on the amount of £3.60 per B Share, with the first payment being due on May 28, 2007. If you elect Alternative 3, you may be subject to additional risks, which are discussed in greater detail below in Question 14.

If you elect Alternative 3, your ADS Holder Election Form must be accompanied by the delivery instructions for the B Share certificates. We are of the view that the delivery to you of B Shares, by means of a stock withdrawal, pursuant to your valid election of Alternative 3 should not result in the payment of any UK stamp duty. However, in the event that UK stamp duty is payable, you will bear the cost of such duty, and Lloyds TSB Registrars will advise you of the amount payable by you. Certificates representing the B Shares will be sent to you by or on behalf of the Company on Monday June 5, 2006.

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The following table (which is for illustrative purposes only) sets out entitlements after giving effect to the Reclassification and the Share Capital Consolidation for ADS Holders with holdings of certain sizes who make a valid election for Alternative 3:

Number of ScottishPower ADSs owned on May 12, 2006	Number of B Shares(1)	Number of New ADSs you will hold(2)	Illustrative annual dividend payment(3)	Repurchase proceeds you will receive in the future
100	133	79	£17.15	£478.80
300	400	238	£51.60	£1,440.00
500	666	396	£85.91	£2,397.60
1,000	1,333	793	£171.95	£4,798.80

(1)	In addition, you may also receive the dividend from any fraction of a B Share to which you would be entitled following the Reclassification.
(2)	In addition, you may also receive the proceeds of sale of any fraction of a New ADS to which you would be entitled following the Share Capital Consolidation.
(3)	The illustrative dividend payment is based on an assumed rate of approximately 3.6 percent, as at March 30, 2006, and is rounded down to the nearest whole penny. The first payment is expected to be made on May 28, 2007. This is a variable rate, which could go up or down. The payment you actually receive may be more or less than is shown above.

Please refer to “Part 6 – Supplemental information for ADS Holders” and “Part 7 – Certain US federal income tax considerations” of this US Supplemental Memorandum and “Part 4 – Details of the Return of Cash” of the Circular for further information regarding these alternatives.

Please note that if you hold your ADSs in certificated form, you must return your ADR certificates and your ADS Holder Election Form so that you can receive your £3.60 per B Share and a Direct Registration Transaction Advice indicating your ownership of New ADSs following the Share Capital Consolidation. When mailing ADR certificates, we suggest that you send them by certified or registered mail with return receipt requested and insure the certificates for their appropriate value. Please send your certificates unendorsed in the enclosed BROWN envelope.

5.    What is my US federal income tax position?

We expect that the creation of the B Shares pursuant to the Reclassification will be treated as a taxable distribution with respect to Existing ADSs for all US holders of Existing ADSs, regardless of the alternative chosen by the holder. In the Share Capital Consolidation, any gain recognized with respect to cash received in lieu of fractional entitlements to New ADSs will be treated as capital gain.

Any election among the B Share Alternatives is likely to have the same impact on your US tax position in 2006; however an election of Alternative 3 may have certain additional tax implications for you in the future. Please see Question 14 below and “Part 7 – Certain US federal income tax considerations” of this US Supplemental Memorandum for additional information. Prior to making any election, we encourage you to seek your own professional financial and/or tax advice.

Neither the Depositary nor the Company nor any of their respective representatives or agents can provide financial, legal or tax advice.

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6.    How do I make my choice?

If you would like to choose Alternative 1 for all of your B Shares, you do not need to take any action (i.e., you do not need to return the ADS Holder Election Form) unless you hold your Existing ADSs in certificated form, in which case you must return your ADR certificates and the ADS Holder Election Form so that you can receive your £4.80 per Existing ADS for your B Shares and a Direct Registration Advice indicating your ownership of New ADSs following the Share Consolidation. You should return a properly completed Tax Form (Substitute Form W-9 or Form W-8BEN, if appropriate) to ensure exemption from US backup withholding tax.

If you would like to elect Alternative 1 for some of your B Shares and/or Alternative 2 and/or Alternative 3 for some or all of your B Shares, the appropriate action for you to take will depend on the manner in which you hold your Existing ADSs. If you hold Existing ADSs:

•	In certificated form: Complete and sign all relevant portions of the ADS Holder Election Form and send it, along with your ADR certificates, to the Depositary in the BROWN envelope provided so as to be received no later than 12 noon (New York City time) on May 17, 2006.

•	In book-entry form through a bank, broker or other nominee: Instruct your Agent Institution to make the election of your choice on your behalf no later than 5 pm (New York City time) on May 16, 2006, through the applicable procedures of DTC.

•	In the Direct Registration System or in the Global Invest Direct plan: Complete and sign all relevant portions of the ADS Holder Election Form and send it to the Depositary in the BROWN envelope provided so as to be received no later than 12 noon (New York City time) on May 17, 2006.

If you wish to elect Alternative 3, you or your Agent Institution, as applicable, will also be required to provide the Depositary, prior to 12 noon (New York City time) on May 17, 2006, with the delivery instructions for the B Share certificates.

7.    May I elect among more than one B Share Alternative?

Yes. You may elect to allocate your B Shares among the B Share Alternatives as you deem necessary or appropriate.

8.    What happens if I fail to make an election or my election was not validly or timely made?

It depends on the manner in which you hold your Existing ADSs. If you hold Existing ADSs:

•	In certificated form: You will be deemed to have elected the Single B Share Dividend in respect of all of your B Shares pursuant to Alternative 1. If you have not returned your ADR certificates within the Election Period, you must surrender your ADR certificates in order to receive a Direct Registration Transaction Advice indicating your ownership of New ADSs and US dollar checks for the dividend payment and for any fractional entitlements.

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•	In book-entry form through a bank, broker or other nominee: You will be deemed to have elected the Single B Share Dividend in respect of all of your B Shares pursuant to Alternative 1. If you hold your Existing ADSs through DTC, DTC will credit your bank, broker or other nominee with New ADSs, and payments for the dividend and any fractional entitlement.

•	In the Direct Registration System or in the Global Invest Direct plan: You will be deemed to have elected the Single B Share Dividend in respect of all of your B Shares pursuant to Alternative 1. You will receive a Direct Registration Transaction Advice indicating your ownership of New ADSs and a US dollar check for the dividend payment and for any fractional entitlement.

Regardless of the manner in which you hold your Existing ADSs, you will be deemed to have instructed and authorized the Depositary to hold the Deferred Shares on your behalf. You should complete the Substitute Form W-9 on the ADS Holder Election Form or otherwise provide the Depositary with your Taxpayer Identification Number and/or an appropriate Tax Form to avoid backup tax withholding by the Depositary. Please refer to “Part 7 – Certain US federal income tax considerations” for a discussion of the US backup withholding rules.

9.    May I choose the currency of the cash that I receive?

No. ADS Holders will receive all payments in US dollars to the extent they have chosen Alternative 1 or Alternative 2. If you choose Alternative 3, all B Share Continuing Dividends and any future repurchase payments will be made by the Company in pounds sterling. The Depositary is not involved in servicing the B Shares. If you elect Alternative 3, you will be required to contact the Company or Lloyds TSB Registrars with any questions regarding your holdings.

Any amounts paid in US dollars will be converted from pounds sterling into US dollars at the exchange rate obtainable on the spot market in London (net of conversion fees and expenses) on or about the date the cash consideration is actually received by the Depositary.

10.    How long do I have to make an election under the B Share Alternatives?

If you are a registered ADS Holder, you have until 12 noon (New York City time), on May 17, 2006 to deliver an election under the B Share Alternatives, unless the Initial Repurchase Offer is otherwise withdrawn, terminated or extended. If you hold your ADSs through another entity or institution, including through a clearing system such as DTC, please refer to the procedures of that entity or institution for the latest time and date that you may deliver an election under the B Share Alternatives.

11.    Under what circumstances may the Initial Repurchase Offer (Alternative 2) be withdrawn, terminated or extended?

The Initial Repurchase Offer may be withdrawn or terminated if any of the conditions are not satisfied by 8 am (London time) on May 15, 2006.

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The Initial Repurchase Offer may also be extended. In particular, the Initial Repurchase Offer may be extended under certain circumstances pursuant to applicable UK and US laws. For example, if there is a material change to the terms of the Initial Repurchase Offer, the offer will be required to be kept open for acceptances until such time as the material change has been properly disseminated to Shareholders and adequate time has passed for Shareholders to give the change reasonable consideration.

Please refer to section 6 of “Part 4 – Details of the Return of Cash” of the Circular for further information relating to withdrawal, termination or extension of the Initial Repurchase Offer.

12.    How will I be notified if the Initial Repurchase Offer is withdrawn, terminated, extended or its terms are amended?

If the Initial Repurchase Offer is withdrawn, terminated, extended or its terms are amended, a public announcement of the withdrawal, termination, extension or amendment will be issued in the United States no later than 9 am (New York City time) on the next US business day following the occurrence of the event giving rise to the amendment or extension.

13.    If I make an election under the B Share Alternatives, may I withdraw my election?

Yes, provided that you have delivered a valid written notice of withdrawal to the Depositary prior to 12 noon (New York City time) on May 17, 2006, or if you hold your ADSs in book-entry form through a bank, broker or other nominee, your Agent Institution has delivered a valid written notice of withdrawal to DTC prior to 5 pm (New York City time) on May 16, 2006, unless the Election Period is extended in which case your ability to withdraw will also be extended.

After the end of the Election Period, if your B Shares have been accepted for payment by the Depositary on behalf of ScottishPower, they may not be withdrawn, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the offer.

For further details on how to withdraw your election, please refer to section 3 of “Part 6 – Supplemental information for ADS Holders” of this US Supplemental Memorandum.

14.    Are there any particular risks that I should be aware of with respect to any of the B Share Alternatives?

ADS Holders should realize that a choice of Alternative 3 may subject the holder to various risks, including those outlined below. You are strongly advised to consult your professional financial and/or tax adviser prior to making any elections under the B Share Alternatives or investing any cash you receive.

•	US tax and UK stamp duty: Under all three alternatives, US ADS Holders will likely be treated as receiving a taxable distribution during 2006 as a result of the Reclassification (as would have been the case if a cash dividend per Existing Ordinary Share was paid), with all or a portion of such distribution being treated as a taxable dividend. To the extent that you have chosen Alternative 3, you will not receive payment in respect of your B Shares until May 29, 2007, at the earliest. As a result, with respect to any US taxes payable by you with respect to the B Shares for the 2006 tax year, you will have to pay those US taxes using money from an alternative source. We are of the view that the delivery to you of B Shares, by means of a stock withdrawal, pursuant to your valid election of Alternative 3 should not result in the payment of any UK stamp duty. However, in the event that UK stamp duty is payable, you will bear the cost of such duty, and Lloyds TSB Registrars will advise you of the amount payable by you.

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For further details on US federal tax matters, please read “Part 7 – Certain US federal income tax considerations” of this US Supplemental Memorandum.

•	Liquidity: The B Shares have not been and will not be registered under the Securities Act and may not be offered or sold in the United States unless in a transaction that is registered under the provisions of the Securities Act, or not required to be registered thereunder, or pursuant to an exemption therefrom. In addition, the B Shares will not be listed or capable of trading on the NYSE. Although it is anticipated that the B Shares will be admitted to trading on the LSE, B Shares are likely to be extremely illiquid securities and there can be no guarantee that you will be able to sell them or otherwise dispose of them, or realize any value for them at all, unless the Future Repurchase Offers are made. The Future Repurchase Offers are expected to be made on or around May 29 in each of the years 2007 to 2011 inclusive.

•	Rate of return: The rate of return on the B Share Continuing Dividend may not be competitive with other financial instruments in the market that you may be able to obtain. As a result, you may be able to achieve a greater return than the B Share Continuing Dividend by electing Alternative 1 or 2 and investing the cash proceeds in alternative opportunities.

•	Exchange rate: Since the B Share Continuing Dividend is solely payable in pounds sterling, the value of the dividend to you may be subject to risk due to exchange rate fluctuations until such time as your B Shares are acquired or converted. In addition, you will be responsible for a conversion into a currency other than pounds sterling. To the extent you convert such amount into US dollars or any other currency not tied to pounds sterling, you may gain or lose value upon the currency conversion depending on the movement of the relevant exchange rate. In addition, the consideration to be paid in connection with the Future Repurchase Offers expected to be made on or around May 29 in each of the years 2007 to 2011 inclusive would consist solely of pounds sterling and the exchange rate prevailing at such times may be materially different than the current rates applied to US dollars and pounds sterling.

15.    Following the Share Capital Consolidation, I may be left with entitlements to a fractional amount of New ADSs. What happens to those fractional entitlements?

Aggregate fractional New ADSs will be sold by the Depositary or your Agent Institution on your behalf and paid in the manner described below, depending on how you hold your ADSs. If you hold Existing ADSs:

•	In certificated form: You will be sent a check for your proportion of the sale proceeds after June 12, 2006 provided you returned your ADR certificates to the Depositary by May 17, 2006. If you did not, you will receive a check for your proportion of the net sale proceeds upon surrender of your ADR certificates to the Depositary.

•	In book-entry form through a bank, broker or other nominee: You will receive a book-entry credit through your Agent Institution for your proportion of the net sale proceeds after June 12, 2006.

•	In the Direct Registration System or in the Global Invest Direct plan: You will be sent a check for your proportion of the net sale proceeds after June 12, 2006.

If you hold approximately 1.2599 or less Existing ADSs prior to the Capital Reorganization, after the Share Capital Consolidation, you will only receive a fractional entitlement to New ADSs, which will be sold by the Depositary or your Agent Institution on your behalf, and the net sale proceeds will be paid to you. The result will be that you will no longer hold any ScottishPower ADSs following the Return of Cash.

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16.    Will I have to pay any fees, expenses or commissions?

We are of the view that the delivery to you of B Shares, by means of a stock withdrawal, pursuant to your valid election of Alternative 3 should not result in the payment of any UK stamp duty. However, in the event that UK stamp duty is payable, you will bear the cost of such duty, and Lloyds TSB Registrars will advise you of the amount payable by you.

No other fees, expenses or commissions will be payable by you to UBS, Morgan Stanley, ScottishPower, JPMorgan Chase Bank, N.A. or Lloyds TSB Registrars in order to participate in the Return of Cash. However, if you hold your Existing ADSs through an Agent Institution, such institution may charge you fees and expenses. You should consult with your Agent Institution to determine whether any charges may apply.

17.    What happens if I do not get my Tax Form back in time?

Failure to complete the Substitute Form W-9 on the ADS Holder Election Form or otherwise provide the Depositary with your Taxpayer Identification Number and/or an appropriate Tax Form may result in the application of backup withholding on any payments made to you pursuant to the Return of Cash.

In addition, if you do not complete the Substitute Form W-9 on the ADS Holder Election Form or otherwise provide the Depositary with your Taxpayer Identification Number and/or an appropriate Tax Form, you may not be eligible to elect Alternative 3. Furthermore, at the discretion of ScottishPower, UBS, Morgan Stanley, the Depositary or your Agent Institution, as applicable, your election of Alternative 3 may be deemed invalid, and you may be deemed to have elected Alternative 1 in respect of all of your B Shares and would therefore receive £3.60 per B Share (less applicable withholding taxes, if any).

For further details on information reporting and backup withholding, please refer to “Information Reporting and Backup Withholding” in “Part 7 – Certain US federal income tax considerations” of this US Supplemental Memorandum. The ADS Holder Election Form contains a Substitute Form W-9. In addition, Tax Forms may be obtained from the US Information Agent upon request.

18.    Do I need to vote?

Although ADS Holders are not required to vote in order to be eligible to participate in the Return of Cash, the Return of Cash requires Shareholder approval before it can take place. The EGM is scheduled to be held on May 4, 2006 at 10:30 am (London time).

If you are a registered ADS Holder, you should complete and return the ADS Voting Instruction Card to the Depositary in the WHITE postage-paid business reply envelope provided as soon as possible and, in any event, for receipt no later than 3 pm (New York City time) on May 1, 2006. If you are unable to return the ADS Voting Instruction Card in a timely manner to the Depositary, you may still attend the EGM in person. If you hold your Existing ADSs indirectly, in order to vote at the EGM, you must follow the instructions of your Agent Institution. Registered ADS holders may vote a proxy electronically by visiting JPMorgan Chase Bank’s website http://www.proxyvoting.com/spi. Registered ADS holders may also vote a proxy by touch-tone telephone by calling toll free on 1-866-540-5760. A unique control number is shown on the enclosed Voting Instruction Card to allow access to these electronic facilities. Registered ADS Holders should refer to the enclosed Voting Instruction Card for further information on appointing a proxy.

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19.    What do I do if I still have questions?

After reading and considering this US Supplemental Memorandum, the Circular and the other documents referenced herein, should you have any remaining questions or if you have not received any of the documents discussed herein, in the case of ADS Holders, please contact the US Information Agent at 1-866-214-7591 (toll free if telephoning in the United States) or from outside the United States at +1-201-680-6630 (collect) between 9 am and 7 pm (New York City time), Monday through Friday. The US Information Agent cannot provide advice on the merits of the Return of Cash or give any financial or tax advice. You are encouraged to seek your own professional financial and/or tax advice prior to making an election under the B Share Alternatives.

20.    Does the Return of Cash affect my normal periodic cash dividend payment?

No, provided that you are a record holder of New ADSs on June 2, 2006, the record date for the final dividend for the financial year ended March 31, 2006, you will receive that dividend in the normal manner to which you are accustomed. The periodic dividend paid (if any) will be paid on the reduced number of New Ordinary Shares held by you, as represented by New ADSs.

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PART 6

Supplemental information for ADS Holders

1.    EGM

The EGM is scheduled to be held at 10:30 am (London time) on May 4, 2006. For further details regarding the EGM, please refer to “Part 4 – Details of the Return of Cash” and “Part 11 – Notice of Extraordinary General Meeting” of the Circular. If, as an ADS Holder, you wish to give voting instructions to the Depositary, you will need to follow the procedures described on the ADS Voting Instruction Card. Registered ADS holders may vote a proxy electronically by visiting JPMorgan Chase Bank’s website http://www.proxyvoting.com/spi. Registered ADS holders may also vote a proxy by touch-tone telephone by calling toll free on 1-866-540-5760. A unique control number is shown on the enclosed Voting Instruction Card to allow access to these electronic facilities. Valid voting instructions, as set forth either in a properly completed ADS Voting Instruction Card, by telephone or electronically, must be received by the Depositary by 3 pm (New York City time) on May 1, 2006.

2.    Return of Cash

2.1    ADS Holder Election Form

You should also receive with this document an ADS Holder Election Form to be used by registered ADS Holders in making an election pursuant to the B Share Alternatives. If you hold your Existing ADSs through a bank, broker or other nominee, including through a clearing system such as DTC, you should instruct your Agent Institution to make the election on your behalf pursuant to the procedures of that entity.

The ADS Holder Election Form will include a Substitute Form W-9 that is to be completed by US Holders (as defined in “Part 7 – US federal income tax considerations” of this US Supplemental Memorandum).

Certain holders (including, among others, certain non-US individuals and corporations) are not subject to backup withholding and reporting requirements. In order for a non-US individual to qualify as such an exempt recipient, such holder must submit to the Depositary a properly completed Internal Revenue Service Form W-8BEN in lieu of the Substitute Form W-9, signed under penalties of perjury, attesting to the individual’s exempt status. Form W-8BEN may be obtained from the US Information Agent upon request.

By using the ADS Holder Election Form, you will be able to elect one or more of the following three alternatives available under the B Share Alternatives for your B Shares:

•	Alternative 1: Single B Share Dividend: for each B Share for which this alternative is validly elected (or if no election is validly made, for all your B Shares), you will be eligible to receive a single dividend payment of £3.60 per B Share, which will be converted into US dollars by the Depositary in accordance with the provisions of the deposit agreement governing such ADSs. Prior to the conversion thereof, the Single B Share Dividend equates to £4.80 per Existing ADS (less withholding taxes, if any), following which all of the B Shares for which this alternative is elected will be converted into Deferred Shares, which you will be deemed to have instructed and authorized the Depositary to hold on your behalf.

•

Alternative 2: Initial Repurchase Offer: for each B Share for which this alternative is validly elected, you will be eligible to have your B Shares repurchased by ScottishPower pursuant to the Initial Repurchase Offer, expected to be made by UBS and Morgan Stanley, each acting as agent for ScottishPower, for a payment of £3.60 per B Share, which will be converted into US

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dollars by the Depositary in accordance with the provisions of the deposit agreement governing such ADSs, which, prior to the conversion thereof, equates to £4.80 per Existing ADS (less withholding taxes, if any); and

•	Alternative 3: Future Repurchase Offers: for each B Share for which this alternative is validly elected, you will retain your B Shares and be eligible to receive the B Share Continuing Dividend and are expected to have the opportunity to have your B Shares repurchased by ScottishPower pursuant to the Future Repurchase Offers, which are expected to be made by UBS and Morgan Stanley, each acting as agent for ScottishPower, on or around May 29 in each of the years 2007 to 2011 inclusive at £3.60 per B Share. Pursuant to the Final Repurchase Offer, and in any event before May 29, 2011, ScottishPower expects to exercise the right to acquire compulsorily any outstanding B Shares at a price of £3.60 per B Share. To constitute a valid election in respect of Alternative 3, your ADS Holder Election Form must be accompanied by B Share Delivery Instructions. We are of the view that the delivery to you of B Shares, by means of a stock withdrawal, pursuant to your valid election of Alternative 3 should not result in the payment of any UK stamp duty. However, in the event that UK stamp duty is payable, you will bear the cost of such duty, and Lloyds TSB Registrars will advise you of the amount payable by you.

For a more detailed discussion of the three alternatives, please refer to “Part 4 – Details of the Return of Cash” of the Circular.

2.2    Election process, payment and Share Capital Consolidation

The manner in which you hold your ADSs will determine the process you must follow to elect one of the three B Share Alternatives. If you wish to elect Alternative 1 for all of your B Shares, you do not need to take any action (other than to surrender your ADR certificates, if applicable), although, you should complete the Substitute Form W-9 on the ADS Holder Election Form or otherwise provide the Depositary with your Taxpayer Identification Number and/or an appropriate Tax Form to avoid backup tax withholding by the Depositary. If you would like to elect Alternative 1 for some of your B Shares and/or Alternative 2 and/or Alternative 3 for some or all of your B Shares, you will need to return your completed ADS Holder Election Form (and any other required documentation) to the Depositary in the envelope provided for receipt no later than 12 noon (New York City time) on May 17, 2006. If you hold your ADSs through another entity or institution, including through a clearing system such as DTC, please refer to the procedures of that entity for the latest time and date for that entity or institution to receive your ADS Holder Election Form.

You will receive all payments in US dollars to the extent you have chosen Alternative 1 or Alternative 2. If you choose Alternative 3, all B Share Continuing Dividends and any future repurchase payments will be made by the Company in pounds sterling. Any amounts paid in US dollars will be converted from pounds sterling into US dollars at the exchange rate obtainable on the spot market in London (net of conversion fees and expenses) on or about the date the cash consideration is actually received by the Depositary.

2.2.1    Holders of Existing ADSs in certificated form

(i)    B Share Alternatives elections

In order to make a valid election of B Share Alternatives you will need to duly complete and sign all applicable portions of the enclosed ADS Holder Election Form by electing the appropriate alternatives

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for all of the B Shares to which you are entitled and delivering to the Depositary in the BROWN envelope provided the duly completed and signed ADS Holder Election Form and your ADR certificates, to be received no later than 12 noon (New York City time) on May 17, 2006.

When mailing ADR certificates, we suggest that you send them by certified or registered mail with return receipt requested and insure the certificates for their appropriate value. Please send your certificates unendorsed in the enclosed BROWN envelope.

If you do not validly or timely complete, execute and deliver the ADS Holder Election Form, your ADR certificates and in the case of Alternative 3, your B Share delivery instructions, you will be deemed to have elected Alternative 1 in respect of all of the B Shares you are entitled to receive. You will receive the dividend payment only when you return your ADR certificates to the Depositary.

No share certificates will be issued by ScottishPower to ADS Holders in respect of: (a) any B Shares on which a Single B Share Dividend is paid under Alternative 1; (b) any Deferred Shares; or (c) any B Shares purchased in the Initial Repurchase Offer pursuant to a valid election of Alternative 2.

(ii) Election payment

Alternatives 1 and 2

Existing ADS Holders shall be entitled to receive £3.60 per B Share, which equates to £4.80 per Existing ADS (less applicable withholding taxes, if any).

If you validly and timely elect Alternative 1 or Alternative 2, you will receive promptly the dividend or purchase amounts after conversion thereof into US dollars (net of the conversion fees and expenses). The Depositary will distribute to you the proceeds after June 12, 2006. If the Depositary has not received your validly made election with respect to your B Shares by 12 noon (New York City time) on May 17, 2006 you will be deemed to have elected Alternative 1, and you will receive the dividend payment only when you return your Existing ADS certificates to the Depositary.

Alternative 3

If you validly elect Alternative 3, Lloyds TSB Registrars shall, on June 5, 2006, mail to you a certificate representing the B Shares that you have elected to retain at the address designated in the applicable ADS Holder Election Form.

(iii)    Share Capital Consolidation

If you have surrendered your ADR certificates to the Depositary as part of a valid and timely election under cover of a ADS Holder Election Form, you should expect to receive after June 12, 2006 a Direct Registration Transaction Advice evidencing your New ADSs and a US dollar check representing the net proceeds from the sale of fractional entitlements to New ADSs, if any.

Until your ADR certificates have been exchanged for New ADSs, distributions (including the Return of Cash and the net proceeds from the sale of fractional entitlements) and mailings (including mailings in respect of vote solicitation) with respect to New ADSs will be withheld.

Existing ADSs in certificated form that are not surrendered to the Depositary will escheat according to applicable US law (together with all entitlements received by the Depositary in respect thereof).

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2.2.2    Holders of Existing ADSs in book-entry form (other than through the Direct Registration System)

(i)    B Share Alternatives elections

If you plan to elect Alternative 1 for all your B Shares, it will not be necessary to instruct your Agent Institution to make any election on your behalf (although you should return a properly completed Tax Form (Form W-9 or Form W-8, if appropriate) to your Agent Institution to ensure exemption from US backup withholding tax).

To make a valid election of B Share Alternatives (other than Alternative 1 for all your B Shares) you will need to instruct your Agent Institution to make the election on your behalf no later than 5 pm (New York City time) on May 16, 2006, through the applicable procedures of DTC. Please refer to the procedures of your Agent Institution for the latest time and date you may instruct your Agent Institution in order for your Agent Institution to make a timely election. After you instruct your Agent Institution to make an election on your behalf, your Existing ADSs will be blocked and, as a result, you will not be able to transfer any such Existing ADSs unless you timely withdraw your election.

The Depositary has established a means by which Agent Institutions may, through the Automated Tender Offer Program” system (“ATOP”) of DTC, make the applicable election no later than 5 pm (New York City time) on May 16, 2006 in the applicable accounts established for purposes of each of the alternatives by the Depositary with DTC. By making an election in one of the designated election accounts through ATOP, the Agent Institution will be deemed (by means of delivery of the corresponding “Agent’s Message” in ATOP) to have delivered the ADS Holder Election Form to the Depositary and will be making the applicable elections enumerated above and described in the ADS Holder Election Form.

If an Agent Institution validly elects Alternative 3 in respect of B Shares, each of its clients for which such an election is made will be entitled to receive B Shares subject to such election. The Agent Institution will need to return to the Depositary no later than 12 noon (New York City time) on May 17, 2006, the delivery instructions for the B Share certificates (in each case specifying for each client the applicable “VOI”/ATOP instruction number assigned to the applicable “Agent’s Message”) and a Tax Form. Failure to provide to the Depositary B Share certificate delivery instructions no later than 12 noon (New York City time) on May 17, 2006 will cause the election to be considered defective.

Any holder of book-entry ADSs whose Existing ADSs have not been timely surrendered in the applicable election accounts will be deemed to have elected Alternative 1 in respect of all of his or her B Shares. Such holder will receive a dividend payment equal to £3.60 per B Share converted into US dollars, following which each of such holder’s B Shares will be converted into Deferred Shares, which he or she will be deemed to have instructed and authorized the Depositary to hold on his or her behalf. Any holder of book-entry ADSs for whom, in the case of Alternative 3, the B Share delivery instructions have not been provided to the Depositary, as described above, will be deemed to have elected Alternative 1 for any of his or her B Shares that he or she allocated to Alternative 3.

No share certificates will be issued by ScottishPower to ADS Holders in respect of: (a) any B Shares on which a Single B Share Dividend is paid under Alternative 1; (b) any Deferred Shares; or (c) any B Shares purchased in the Initial Repurchase Offer pursuant to a valid election of Alternative 2.

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(ii)    Election payment

Alternatives 1 and 2

Existing ADS Holders shall be entitled to receive £3.60 per B Share, which equates to £4.80 per Existing ADS (less applicable withholding taxes, if any).

The payment of the dividend and purchase amounts under Alternative 1 (whether as a result of a valid election or otherwise) and Alternative 2 will be converted into US dollars and distributed by the Depositary (net of conversion fees and expenses) to your Agent Institution after June 12, 2006 (less applicable withholding taxes, if any).

Alternative 3

If you validly elect Alternative 3, Lloyds TSB Registrars shall, on June 5, 2006, mail to you a certificate representing the B Shares that you have elected to retain at the address designated in the B Share certificate delivery instructions provided by your Agent Institution to the Depositary.

(iii)    Share Capital Consolidation

The Existing ADSs you hold on May 12, 2006 will be exchanged for New ADSs without the need for further action by you. New ADSs will be credited to the Agent Institution during the week of May 22, 2006. Further, you should expect to receive after June 12, 2006 (without the need to take any further action) book-entry credits representing the net proceeds from the sale of fractional entitlements to New ADSs, if any.

2.2.3    Holders of Existing ADSs in the Direct Registration System or in the Global Invest Direct plan

(i)    B Share Alternatives elections

If you plan to elect Alternative 1 for all your B Shares, it will not be necessary to return the ADS Holder Election Form (although you should complete the Substitute Form W-9 on the ADS Holder Election Form or otherwise provide the Depositary with your Taxpayer Identification Number and/or an appropriate Tax Form to avoid backup tax withholding by the Depositary).

To make a valid election of B Share Alternatives (other than Alternative 1 for all your B Shares), you will need to complete all relevant portions of the ADS Holder Election Form and send it to the Depositary in the BROWN envelope provided for receipt no later than 12 noon (New York City time) on May 17, 2006. If you elect Alternative 3, your ADS Holder Election Form must be accompanied by B Share delivery instructions.

If you do not validly or timely complete, execute and deliver the ADS Holder Election Form you will be deemed to have elected Alternative 1 in respect of all of the B Shares you are entitled to receive. You will receive a dividend payment equal to £3.60 per B Share, which will be converted into US dollars, following which each of your B Shares will be converted into Deferred Shares, which you will be deemed to have instructed and authorized the Depositary to hold on your behalf. If, in the case of

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Alternative 3, B Share delivery instructions have not been timely received prior to 12 noon (New York City time) on May 17, 2006 in respect of the UK stamp duty charge, you will be deemed to have elected Alternative 1 for any B Shares you allocated to Alternative 3.

No share certificates will be issued by ScottishPower to ADS Holders in respect of: (a) any B Shares on which a Single B Share Dividend is paid under Alternative 1; (b) any Deferred Shares; or (c) any B Shares purchased in the Initial Repurchase Offer pursuant to a valid election of Alternative 2.

(ii)    Election payment

Alternatives 1 and 2

Existing ADS Holders shall be entitled to receive £3.60 per B Share, which equates to £4.80 per Existing ADS (less applicable withholding taxes, if any).

The payment of the dividend and purchase amounts under Alternative 1 (whether as a result of a valid election or otherwise) and Alternative 2 will be distributed promptly by the Depositary (less applicable withholding taxes, if any) after conversion thereof (net of conversion fees and expenses) in US dollars to you directly after June 12, 2006. Payments pursuant to the Return of Cash will not be automatically reinvested in additional ADSs.

Alternative 3

If you validly elect Alternative 3, Lloyds TSB Registrars shall, on June 5, 2006, mail to you a certificate representing the B Shares that you have elected to retain at the address designated in the applicable ADS Holder Election Form.

(iii)    Share Capital Consolidation

Your Existing ADSs will be automatically exchanged for New ADSs and you will receive a Direct Registration Transaction Advice or a Global Invest Direct Statement, as applicable, indicating your ownership of New ADSs. Further, you should expect to receive after June 12, 2006 (without the need to take any further action) a US dollar check representing the net proceeds from the sale of fractional entitlements to New ADSs, if any. No fractional entitlements resulting from the Share Capital Consolidation will be credited to your account.

3.    Withdrawal rights

ADS Holders may withdraw elections of B Share Alternatives at any time prior to the end of the Election Period or, if not accepted for payment, at any time after the expiration of forty business days from the commencement of the Election Period. If the Election Period is extended, withdrawal rights will also be extended. After the end of the Election Period, such elections are irrevocable. If, in the case of Alternative 2, there is a delay in accepting for payment or paying for B Shares, or if it is not possible to accept for payment or pay for B Shares as provided, for any reason, then, without prejudice to the rights of ScottishPower under the Return of Cash, Lloyds TSB Registrars will retain all B Shares tendered, and such B Shares may not be withdrawn, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the offer.

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3.1    Withdrawal of elections

For a withdrawal of an election with regard to B Share Alternatives to be effective by a registered ADS holder, an original notice of withdrawal signed by the person(s) who signed the relevant ADS Holder Election Form must:

•	be received by the Depositary prior to 12 noon (New York City time) on May 17, 2006 at the address set forth on the ADS Holder Election Form; and

•	specify the name(s) of the person(s) who delivered the election to be withdrawn and the number of B Shares to which it relates.

Registered ADS Holders may obtain forms for the withdrawal of B Share elections by contacting the US Information Agent at 1-866-214-7591 (toll free if telephoning in the United States) or from outside the United States at +1-201-680-6630 (collect) between 9 am and 7 pm (New York City time), Monday through Friday. ADS Holders who hold in book-entry form through a bank, broker or other nominee should contact their Agent Institution for instructions and timing requirements relating to the withdrawal of elections.

3.2    General

Withdrawals may not be rescinded and, in the case of Alternative 2, B Share elections withdrawn will thereafter be deemed not validly made for purposes of the Initial Repurchase Offer. However, elections may be validly made again pursuant to Alternative 2 following one of the procedures described in this “Part 6 – Supplemental information for ADS Holders” at any time prior to the end of the Election Period.

The Depositary and ScottishPower will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in their discretion, and such determination shall be final and binding. The Depositary and ScottishPower also reserve the absolute right to waive any defect or irregularity in the withdrawal of B Share elections by any ADS Holder, and such determination will be binding on such ADS Holder. None of ScottishPower , UBS, Morgan Stanley, the Depositary, the US Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

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4.    Additional information

4.1    Restrictions on the resale of B Shares by affiliates

The B Shares resulting from the Reclassification have not been, and will not be, registered with the US Securities and Exchange Commission (the “SEC”) under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof.

B Shares resulting from the Reclassification should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and persons whose Existing Ordinary Shares are reclassified into B Shares in the Reclassification (other than “affiliates” as described in the paragraph below) may resell the B Shares without restriction under the Securities Act.

A person whose Existing Ordinary Shares will be reclassified into B Shares pursuant to the Reclassification and who is an affiliate of ScottishPower prior to or after the Reclassification may not resell such B Shares without registration under the Securities Act except pursuant to the applicable resale provisions of Rule 145(d) of the Securities Act or another applicable exemption from registration or in a transaction not subject to registration (including a transaction that satisfies the applicable requirements of Regulation S under the Securities Act). Whether a person is an affiliate of a company for purposes of the Securities Act depends on the circumstances but affiliates can include certain officers, directors and significant shareholders. Persons who believe they may be affiliates of ScottishPower should consult their own legal advisers prior to any sale of B Shares resulting from the Reclassification.

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PART 7

Certain US federal income tax considerations

The following discussion of US federal income tax consequences is intended only as a summary of the material US federal income tax consequences of the Reclassification, Share Capital Consolidation and B Share Alternatives to US Holders (as defined below) who hold Existing ADSs as capital assets and does not purport to be a complete analysis or listing of all potential US federal income tax consequences relating to the Reclassification, Share Capital Consolidation and B Share Alternatives. This discussion does not discuss special tax rules that may be applicable to certain classes of investors, including banks, insurance companies, tax exempt entities, dealers, traders who elect to mark-to-market, investors with a functional currency other than the US dollar, persons who hold Existing ADSs as part of a hedge, straddle or conversion transaction, or holders of 10% or more of the voting stock of the Company. The statements of US federal income tax laws and practices set out below are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this report. The statements are subject to any changes occurring after that date, in the interpretation of any law by the relevant taxation authorities or in any double taxation convention between the US and the UK. Finally, we note that the Company has not sought a ruling from the US Internal Revenue Service (IRS) regarding the treatment of the Reclassification, Share Capital Consolidation and B Share Alternatives and the following discussion is thus not binding on the IRS.

For purposes of this discussion, the term “US Holder” means a beneficial owner of Existing ADSs, New ADSs, or B Shares, as the case may be, that is a US citizen or resident, a US domestic corporation or partnership, a trust subject to the control of a US person and the primary supervision of a US court, or an estate, the income of which is subject to US federal income tax regardless of its source. In addition, you are encouraged to seek your own professional and/or tax advice prior to making an election under the B Share Alternatives.

This discussion assumes that the deferred shares will have no value and, as a result, receipt of deferred shares by a US Holder that elects Alternative 1 should have no US federal income tax consequences.

US Holders are urged to consult their own tax adviser regarding the US federal income tax consequences to them of the Reclassification, B Share Alternatives and Share Capital Consolidation.

Reclassification and B Share Alternatives

While not free from doubt, we expect that the Reclassification coupled with the receipt of cash shortly thereafter by some holders with respect to their B Shares (either pursuant to Alternative 1 or Alternative 2) will cause the creation of the B Shares pursuant to the Reclassification to be treated as a taxable distribution with respect to Existing ADSs for all US Holders, including US Holders that elect to defer receipt of the cash with respect to their B Shares pursuant to Alternative 3. The following discussion assumes that the creation of the B Shares will be treated as a taxable distribution to all holders, regardless of which B Share Alternative they choose.

A US Holder that elects Alternative 1 or 2 will be treated as having received a taxable distribution on the date that cash is actually or constructively received by the Depositary. US Holders that elect Alternative 1 or 2 will be treated as having received a taxable distribution in an amount equal to the US dollar equivalent of the pounds sterling received by the Depositary, based on the spot currency

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exchange rate on the date the distribution is treated as received by the holder (other than any cash attributable to fractional New ADSs which will be treated as described below). In the case of a US Holder that elects Alternative 3, the amount of the taxable distribution will equal the US dollar equivalent of the fair market value of the B Shares actually or constructively received by the holder, determined on the date such shares are actually or constructively received.

As a taxable distribution, a US Holder’s actual or constructive receipt of B Shares will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits, as determined under US federal income tax principles (“E&P”). If the amount of the taxable distribution exceeds E&P, the excess amount will be treated as a return of the US Holder’s tax basis in their Existing ADSs and, if the distribution exceeds E&P and the holder’s tax basis, as gain from the sale or exchange of Existing ADSs. We are currently unable to determine the extent to which the distribution of B Shares will be considered paid out of E&P. If we are unable to determine the portion of the distribution that is paid out of E&P prior to the due date for reporting such payment to the IRS, certain information reporting rules require that we report the entire distribution as a dividend. Any portion of the distribution that is treated as a dividend will be a foreign source dividend that, in the case of US Holders that are individuals and that satisfy certain minimum holding period requirements with respect to their Existing ADSs, should be taxed at a maximum US federal income tax rate of 15%. US Holders that are corporations will be taxed at a maximum US federal income tax rate of 35% and will not be entitled to claim the dividends received deduction with respect to any portion of the distribution that is treated as a dividend.

Share Capital Consolidation

A US Holder should not recognize gain or loss on the receipt of New ADSs pursuant to the Share Capital Consolidation. A US Holder will, however, recognize gain or loss as a result of the Share Capital Consolidation equal to the difference, if any, between the US dollar amount of any cash received with respect to fractional New ADSs and the US Holder’s tax basis in its fractional New ADSs. The capital gain or loss will be long-term capital gain or loss if the Existing ADSs converted into New ADSs have been held for more than one year at the time the fractional ADSs are sold. Any gain or loss will generally be income from sources within the US for foreign tax credit limitation purposes. Long-term capital gain for an individual US Holder is generally subject to a reduced rate of tax, which rate is currently 15%. Corporations are currently subject to a maximum US federal income tax rate on capital gains of 35%.

Alternative 3 – Retained B Shares

Receipt of B Shares

The following discussion applies only to those US Holders that elect to receive and retain B Shares pursuant to Alternative 3. As discussed above, US Holders that elect Alternative 3 will be treated as receiving a currently taxable distribution equal to the US dollar equivalent of the fair market value of the B Shares at the time such person actually or constructively receives those shares. As a result, if all or a portion of such distribution is treated as a taxable dividend or as giving rise to capital gain (see discussion above under the heading “Reclassification”) a US Holder electing Alternative 3 will be required to pay US federal income tax even though that holder does not receive any cash.

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Holding B Shares

While there is no clear authority regarding the proper tax characterization of the B Shares, based on certain facts relating to the B Shares, including certain conditions to the repurchase of the B Shares on the Future and Final Repurchase Dates, it is believed that the B Shares represent equity for US federal income tax purpose and the following discussion assumes that the B Shares represent equity in ScottishPower. US Holders considering Alternative 3 should consult their own tax advisers regarding the US federal income tax consequences to them if the B Shares are not treated as equity.

A US Holder electing Alternative 3 will have a tax basis in their B Shares equal to the US dollar fair market value of those B Shares at the time those shares are actually or constructively received by that holder. A US Holder’s receipt of the B Share Continuing Dividend should be treated as a dividend to the extent of the Company’s E&P, determined in the year in which the B Share Continuing Dividend is treated as received by the holder, as a return of tax basis (up to the holder’s tax basis) to the extent the B Share Continuing Dividend exceeds E&P and as gain from the sale of B Shares if the amounts exceed both E&P and the holder’s tax basis in their B Shares. We expect that any portion of the B Share Continuing Dividend that is treated as a dividend for US tax purposes will be a foreign source dividend that, in the case of US Holders that are individuals and that satisfy certain minimum holding period requirements with respect to their B Shares, should be taxed at a maximum US federal income tax rate of 15% if the dividend is received on or before December 31, 2008. US Holders that are corporations will be taxed at a maximum US federal income tax rate of 35% and will not be entitled to claim the dividends received deduction with respect to any portion of a B Share Continuing Dividend.

Except as provided in the next paragraph, upon a sale or other disposition of B Shares, a US Holder will recognize gain or loss for US federal income tax purposes in an amount equal to the difference between the US dollar value of the amount realized and the US Holder’s tax basis in such B Shares. Generally, such gain or loss will be long-term capital gain or loss if the US Holder’s holding period for such B Shares exceeds one year. Any gain or loss will generally be income from sources within the US for foreign tax credit limitation purposes. Long-term capital gain for an individual US Holder is generally subject to a reduced rate of tax, which rate is 15% with respect to sales occurring on or before December 31, 2008. Corporations are currently subject to a maximum US federal income tax rate on capital gains of 35%.

A repurchase of B Shares by or on behalf of the Company, including pursuant to a Future Repurchase Offer or the Final Repurchase Offer, could be viewed as a distribution with respect to the Company’s stock under Internal Revenue Code Section 302 rather than as a sale of those B Shares. Whether amounts received from or on behalf of the Company on a repurchase of B Shares will be treated as a distribution with respect to the Company’s stock will depend on certain facts, including whether there is a meaningful reduction in the holder’s percentage ownership of the Company’s equity (determined by taking into account New Ordinary Shares, New ADSs and B Shares) as a result of the repurchase. The IRS has ruled that even a very small reduction in a holder’s percentage ownership interest in the Company may be considered meaningful if the holder owns a minimal amount of Company equity and the holder does not exercise any control over the Company’s corporate affairs. US Holders electing Alternative 3 should consult their own tax advisers regarding whether a repurchase of B Shares by or for the Company’s account is likely to be treated as a taxable distribution rather than a sale of those B Shares.

If the purchase of B Shares by or on behalf of the Company is treated as a distribution, the amount paid for those shares will be treated as a dividend to the extent of the Company’s E&P, determined in the year in which the B Shares are purchased, as a return of tax basis (up to the holder’s tax basis) to the

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extent the purchase price exceeds E&P and as gain from the sale of B Shares if the amounts exceeds both E&P and the holder’s tax basis in their B Shares. If the repurchase of B Shares is treated as a distribution with respect to the Company’s stock, any portion of a holder’s tax basis in its B Shares that is not recovered will be allocated to the holder’s remaining New Ordinary Shares, New ADSs and/or B Shares.

Foreign Currency Conversion

As noted above, a US Holder will include amounts paid in a currency other than US dollars, such as pounds sterling, in income based on the US spot currency exchange rate on the date the foreign currency is actually or constructively received by the holder. Upon the conversion of foreign currency into US dollars, any difference between the US dollars actually received and the amount included in income on the date the foreign currency was received may constitute foreign currency gain or loss. A US Holder that is an individual is not required to recognize a gain of less than $200 from the exchange of foreign currency in a “personal transaction” as defined in Section 988(e) of the Code. Please consult your own tax adviser regarding tax consequences to you resulting from the conversion of foreign currency into US dollars.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply with respect to non-corporate US Holders of Existing ADSs as a result of the Reclassification and Share Capital Consolidation. Accordingly, individual US Holders will receive a statement after the close of the 2006 calendar year showing the amount of the taxable distribution relating to the B Shares and the portion of such distribution that is treated as a dividend for US federal income tax purposes. “Backup withholding” will apply if (i) the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by US tax laws and applicable regulations, (ii) if there has been notification from the IRS of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its US federal income tax return or, (iii) in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements.

In addition, you may be prohibited from receiving B Shares pursuant to Alternative 3 if you do not submit a completed IRS Form W-9 or appropriate Form W-8 indicating an exemption from backup withholding. If you are prohibited from receiving B Shares because you have not submitted the appropriate IRS form and you elected to receive B Shares pursuant to Alternative 3, then, you may be treated as having elected Alternative 1 with respect to all of your B Shares.

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PART 8

Definitions

Admission	the admission of B Shares and New Ordinary Shares to the Official List becoming effective in accordance with the Listing Rules and the admission to trading of such shares on the London Stock Exchange’s main market for listed securities becoming effective in accordance with the rules of the London Stock Exchange

ADRs	American Depositary Receipts of the Company issued under the Deposit Agreement evidencing ADSs

ADS Holder	holders of Existing ADSs or New ADSs and/or B Shares, as the context may require

ADS Holder Election Form	the ADS Holder Election Form enclosed with this document for use by registered ADS Holders to make elections pursuant to the B Share Alternatives

ADS Voting Instruction Card	the voting card, for use by ADS Holders in connection with the EGM

ADSs	American Depositary Shares, each representing Ordinary Shares, evidenced by ADRs (which may include either Existing ADSs or New ADSs, as the context may require)

Agent Institution	a bank, broker, nominee, custodian or financial institutions on behalf of a US Shareholder with respect to DTC

Alternative 1	the Single B Share Dividend

Alternative 2	the Initial Repurchase Offer

Alternative 3	the Future Repurchase Offers

B Share Alternatives	the alternatives of the Single B Share Dividend, the Initial Repurchase Offer or the Future Repurchase Offers

B Share Continuing Dividend	the non-cumulative preferential dividend payable in relation to each B Share at a rate of 75 percent of 12 month LIBOR on the amount of £3.60 per B Share

B Shares	non-cumulative preference shares of 50 pence each in the capital of the Company

Board of Directors	the board of directors of ScottishPower

Business Day	a day (other than a Saturday, Sunday or public holiday) on which pounds sterling deposits may be dealt in on the London inter-bank market and commercial banks are open for general business in London

Capital Reorganization	the reorganization of the Company’s share capital composed of the Reclassification and the Share Capital Consolidation

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Circular	the circular to Shareholders, dated March 31, 2006, prepared for Shareholders describing the Return of Cash by the Company

Company or ScottishPower	Scottish Power plc, registered in Scotland with company number SC193794

Deferred Shares	the unlisted deferred shares, the rights and restrictions of which are set out in “Part 7 – Rights and restrictions attached to the Deferred Shares” of the Circular

Deposit Agreement	the amended and restated deposit agreement between the Depositary, the Company and holders of ADRs, dated May 1, 2001

Depositary	JPMorgan Chase Bank, N.A., 4 New York Plaza, New York, New York 10004, United States, as depositary under the Deposit Agreement

Direct Registration System	is a service provided by DTC and is standard within the securities industry. Direct Registration allows ADSs to be owned and recorded electronically without having an ADS certificate issued

Direct Registration Transaction Advice	a statement showing the number of ADSs appearing in the Depositary’s records and being held electronically in the ADS Holder’s name

DTC	The Depository Trust Company

E & P	the Company’s accumulated earnings and profits, as determined under US federal income tax principles

Election Period	the period from April 4, 2006 until 12 noon (New York City time), on May 17, 2006, during which time registered ADS Holders may make elections pursuant to the B Share Alternatives

Exchange Act	United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder

Existing ADSs	ADSs, each representing four Existing Ordinary Shares, prior to the Capital Reorganization

Existing Ordinary Shares	issued ordinary shares of 50 pence each in the capital of the Company existing prior to the Capital Reorganization

Extraordinary General Meeting or EGM	the Extraordinary General Meeting of the Company to be held at 10:30 am (London time) on May 4, 2006

Final Repurchase Offer	the offer expected to be made by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares on or about May 29, 2011 pursuant to which ScottishPower expects to purchase all of the B Shares outstanding on such date

FSA	Financial Services Authority, an independent non-governmental body that regulates the financial services industry in the UK, given statutory powers by the Financial Services and Markets Act 2000

Future Repurchase Offers	the offers expected to be made by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares on or about May 29 in each of the years 2007 to 2011, including the Final Repurchase Offer

40    ScottishPower

Global Invest Direct plan	a direct purchase plan sponsored and administered by JPMorgan Chase Bank, N.A. that enables investors to buy and sell ADSs with low transaction fees

Group	Scottish Power plc and its subsidiaries

Initial Repurchase Offer	the initial offer by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares pursuant to Alternative 2, available for acceptance from April 4, 2006

IRS	US Internal Revenue Service

Listing Rules	the listing rules made by the Financial Services Authority for the purposes of Part 6 of the Financial Services and Markets Act 2000, as amended

Lloyds TSB Registrars	the Company’s registrars, Lloyds TSB, The Causeway, Worthing, West Sussex BN99 6BB, UK

LSE	London Stock Exchange plc

MidAmerican	MidAmerican Energy Holdings Company

Morgan Stanley	Morgan Stanley & Co. Limited

NYSE	The New York Stock Exchange

New ADSs	following the Capital Reorganization, the ADSs of the Company, each representing four New Ordinary Shares

New Ordinary Shares	following the Capital Reorganization, the ordinary shares of 42 pence each in the capital of the Company

Official List	the official list maintained by the Financial Services Authority for the purposes of Part 6 of the Financial Services and Markets Act 2000, as amended

Ordinary Shares	Existing Ordinary Shares or New Ordinary Shares, as the context may require

PacifiCorp	PacifiCorp, an Oregon corporation, previously owned by the Group and sold to MidAmerican on March 21, 2006

Prospectus	the prospectus of ScottishPower dated March 31, 2006 in respect of the B Shares

Reclassification	the reclassification of one in every three of the Existing Ordinary Shares held by a holder on the Record Date into one B Share in the manner set out in paragraph (a) of the first special resolution in the notice convening the EGM set out at the end of the Circular

Record Date	6 pm in London and 5 pm in New York City, respectively on May 12, 2006 (or such other time or date as the Directors may determine)

Return of Cash	the transaction comprising the Capital Reorganization and the B Share Alternatives

ScottishPower or the Company	Scottish Power plc, registered in Scotland with company number SC193794

SEC	US Securities and Exchange Commission

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Securities Act	United States Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder
Share Capital Consolidation	the subdivision and consolidation of the Existing Ordinary Shares in the manner set out in paragraph (b) of the special resolution in the notice convening the EGM set out at the end of the Circular

Shareholders	holders of Existing Ordinary Shares, New Ordinary Shares, Existing ADSs, New ADSs and/or B Shares, as the context may require

Single B Share Dividend	the dividend of £3.60 per B Share

Tax Form	the Substitute Form W-9 tax form enclosed as part of the ADS Holder Election Form (or a Form W-8BEN, if appropriate) for use by ADS Holders (Tax Forms are also available from the US Information Agent upon request)

Taxpayer Identification Number	a nine-digit number, which is either an Employer Identification Number assigned by the Internal Revenue Service or a Social Security number assigned by the Social Security Administration

12 month LIBOR	the rate for 12 month deposits in pounds sterling which appears on the display designated as page ISDA on Reuters (or such other page or service as may replace it for the purpose of displaying London inter-bank offered rates of leading banks for pounds sterling deposits as determined by the Company), at or about 11.00 am (London time) on the first Business Day of each B Share Dividend Calculation Period

UBS	UBS Limited

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UKLA	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000, as amended

US or United States	the United States of America, its territories, possessions, any State of the United States of America and the District of Columbia

US Holders	beneficial owner of Existing ADSs, New ADSs, or B Shares, as the case may be, that is a US citizen or resident, a US domestic corporation or partnership, a trust subject to the control of a US person and the primary supervision of a US court, or an estate, the income of which is subject to US federal income tax regardless of its source

US Information Agent	Mellon Investor Services